Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Customers Bancorp, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Voting Common Stock	(1)	Rule 456(b) and Rule 457(r)		$		$0.0001531	$
Fees to be Paid	Equity	Class B Non-Voting Common Stock	(2)	Rule 456(b) and Rule 457(r)				0.0001531
Fees to be Paid	Equity	Preferred Stock	(3)	Rule 456(b) and Rule 457(r)				0.0001531
Fees to be Paid	Debt	Debt Securities	(4)	Rule 456(b) and Rule 457(r)				0.0001531
Fees to be Paid	Other	Depositary Shares	(5)	Rule 456(b) and Rule 457(r)				0.0001531
Fees to be Paid	Other	Warrants	(6)	Rule 456(b) and Rule 457(r)				0.0001531
Fees to be Paid	Other	Units	(7)	Rule 456(b) and Rule 457(r)		$		$0.0001531	$

Total Offering Amounts:							$0.00			0.00
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

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Offering Note(s)

(1)	Pursuant to Instruction 2.A.iii.c of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In accordance with Rule 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all registration fees. Any subsequent registration fees will be paid on a pay-as-you-go basis.
(2)	See Note 1.
(3)	See Note 1.
(4)	See Note 1.
(5)	a) See Note 1.

(b) Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will beevidenced by a depositary receipt.
(6)	(a) See Note 1. (b) The warrants covered by this registration statement may be warrants for common stock, preferred stock, depositary shares or debt securities.
(7)	(a) See Note 1.

(b) Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including shares ofcommon stock or preferred stock, debt securities, depositary shares or warrants, in any combination, which may or may not be separable from one another.